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                                                                       EXHIBIT 8




                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304


                                 June 24, 1998


Paragon Corporate Holdings Inc.             A.B. Dick Company
5700 West Touhy Avenue                      5700 West Touhy Avenue
Niles, Illinois 60714                       Niles, Illinois 60714

Curtis Industries, Inc.                     Itek Graphix Corp.
6140 Parkland Boulevard                     5700 West Touhy Avenue
Mayfield Heights, Ohio 44124                Niles, Illinois 60714

Curtis Sub, Inc.
6140 Parkland Boulevard
Mayfield Heights, Ohio 44124

Gentlemen:


         Reference is made to the Registration Statement on Form S-4 (Registration No. 333-51569) (the "Registration Statement") filed by Paragon Corporate Holdings Inc. (the "Company") and by A.B. Dick Company, Curtis Industries, Inc., Itek Graphix Corp. and Curtis Sub, Inc. (collectively, the "Subsidiary Guarantors) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange (the "Exchange Offer") up to $115,000,000 aggregate principal amount of the Company's 9-5/8% Series B Senior Notes due 2008 ("Series B Notes") for an equal principal amount of its outstanding 9-5/8% Series A Senior Notes due 2008 ("Series A Notes") and the related guarantee by the Subsidiary Guarantors of the Series B Notes (which guarantee is substantially the same as the guarantee by the Subsidiary Guarantors of the Series A Notes). The Series A Notes were issued, and the Series B Notes are issuable, pursuant to an Indenture, dated as of April 1, 1998, among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as Trustee (the "Indenture"). We have examined the Indenture, the Series A Notes, the form of the Series B Notes and such other documents and matters of law as we have deemed necessary for purposes of this opinion.



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Paragon Corporate Holdings Inc.
A.B. Dick Company
Curtis Industries, Inc.
Itek Graphix Corp.
Curtis Sub, Inc.

June 24, 1998

Page 2


         Based upon the foregoing, we are of the opinion that:


         1. The discussion set forth in the Registration Statement in the second paragraph under the caption "Certain Federal Income Tax Considerations" describes the material federal income tax consequences expected to result to the holders whose Series A Notes are exchanged for Series B Notes in the Exchange Offer.

         2. Under existing law, the exchange of the Series A Notes for the Series B Notes pursuant to the Exchange Offer will not be a taxable event to either the Company or the holders of the Series A Notes for federal income tax purposes. A holder's holding period for Series B Notes will include the holding period for Series A Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the captions "Certain Federal Income Tax Considerations" and "Legal Matters."


                                             Respectfully submitted,


                                             Squire, Sanders & Dempsey L.L.P.